Exhibit 99.1
hhgregg Announces Preliminary Third Fiscal Quarter Net Sales
INDIANAPOLIS, January 6, 2016 (BUSINESS WIRE) -- hhgregg, Inc. ("hhgregg" or the "Company") (NYSE:HGG) today announced preliminary net sales results for the third fiscal quarter ended December 31, 2015. The Company also announced information on certain non-cash charges and details of its third fiscal quarter earnings conference call.
All figures in this release are preliminary and remain subject to the completion of normal quarter-end accounting procedures and adjustments, which could result in changes to these preliminary results. hhgregg will provide additional information regarding its quarterly results when it reports its third fiscal quarter results on January 28, 2016.
Preliminary Net Sales Results
For the third fiscal quarter of 2016, the Company estimates net sales to be approximately $593 million, a decrease of approximately 11% as compared to net sales of $666 million reported for the third fiscal quarter of 2015. Third fiscal quarter comparable store sales are estimated to have decreased approximately 11%, with the appliance category estimated to have decreased approximately 10%, the consumer electronics category estimated to have decreased approximately 8%, the home products category estimated to have increased approximately 3%, and the computer and tablet category estimated to have decreased approximately 35%.
Dennis May, President and CEO, commented, “During the quarter, we were challenged by the competitive pressures in the market. Although we are disappointed with our overall performance during the quarter, we are pleased with many of the strategic investments we have made for our transformation. Our investment in the furniture category drove an increase of approximately 16% in furniture comparable store sales during the quarter. Our focus on large-screen, premium video drove 59% of our TV sales in the quarter to be 4K TVs, up from 50% in the second fiscal quarter. We are also pleased with the continued cost savings initiatives and remain on track to achieve more than $50 million of cost savings in fiscal 2016. We remain confident, in line with our prior expectations, that we will generate positive adjusted EBITDA for the fiscal year.”

Non-Cash Asset Impairment Charge
The Company expects to incur a non-cash charge for asset impairment of certain locations in the quarter ended December 31, 2015. The impairment charge is based on current trends in certain under-performing markets and the lack of visibility to the recoverability of the assets associated with those locations. The Company expects the impact of this non-cash pre-tax charge to be $15 million to $25 million and is currently in the process of finalizing that determination.
Robert Riesbeck, CFO, commented, “While the accounting related charge is significant, it is important to note that this charge is non-cash. We finished the quarter in a strong liquidity position with a cash balance of approximately $7 million and no outstanding borrowings and continue to efficiently manage our working capital. Our inventory balance as of December 31, 2015 was more than $40 million lower than the inventory balance at December 31, 2014.”
Conference Call to Discuss Full Operating Results for the Third Fiscal Quarter 2016
hhgregg will be conducting a conference call to discuss operating results for the three months ended December 31, 2015, on Thursday, January 28, 2016 at 9:00 a.m. (Eastern Time). Interested investors and other parties may listen to a simultaneous webcast of the conference call by logging onto hhgregg's website at www.hhgregg.com. The on-line replay will be available for a limited time immediately following the call. The call can also be accessed live over the phone by dialing (877) 304-8963. Callers should reference the hhgregg earnings call.
About hhgregg
hhgregg is an appliance, electronics and furniture retailer that is committed to providing customers with a truly differentiated purchase experience through superior customer service, knowledgeable sales associates and the highest quality product selections. Founded in 1955, hhgregg is a multi-regional retailer currently with 227 stores in 20 states that also offers market-leading global and local brands at value prices nationwide via hhgregg.com.

Safe Harbor Statement
The following is a Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This press release includes forward-looking statements, including with respect to the Company’s financial performance, ability to manage costs, ability to execute the Company's 2016 initiatives, innovation in the video industry, the impact and amount of non-cash charges, and shifts in the Company’s sales mix. hhgregg has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While hhgregg believes these expectations, assumptions, estimates and projections are reasonable, these forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control. These and other important factors may cause hhgregg’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the key factors that could cause actual results to differ from hhgregg’s expectations are: the ability to successfully execute its strategies and initiatives, particularly in the sales mix shift and consumer electronics category; its ability to maintain a positive brand perception and recognition; the failure of manufacturers to introduce new products and technologies; competition in existing, adjacent and new metropolitan markets; its ability to maintain the security of customer, associate and Company information; its ability to roll out new financing offers to customers; its ability to effectively manage and monitor its operations, costs and service quality; its ability to maintain and upgrade its information technology systems; its ability to maintain and develop multi-channel sales and marketing strategies; competition from internet retailers; its ability to meet delivery schedules; the effect of general and regional economic and employment conditions on its net sales; its ability to attract and retain qualified sales personnel; its ability to meet financial performance guidance; its ability to generate sufficient cash flows to recover the fair value of long-lived assets and recognize deferred tax assets; its reliance on a small number of suppliers; its ability to negotiate with its suppliers to provide product on a timely basis at competitive prices; changes in legal and/or trade regulations, currency fluctuations and prevailing interest rates and the potential for litigation.

Other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release are more fully described in the “Risk Factors” section in the Company’s Annual Report on Form 10-K filed May 15, 2015. Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. hhgregg does not undertake, and specifically declines, any obligation to update any of these statements or to publicly announce the results of any revisions to any of these statements to reflect future events or developments.

Contact:	Lance Peterson, Director, Finance & Investor Relations
investorrelations@hhgregg.com
(317) 848-8710